UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 9, 2026

STARFIGHTERS SPACE, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-43009	92-1012803
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

505 Odyssey Way, Suite 101
 Kennedy Space Center, Florida, United States 32953
 (Address of principal executive offices) (ZIP Code)

Registrant’s telephone number, including area code: (321) 261-0900

505 Odyssey Way, Suite 203
 Kennedy Space Center, Florida, 32952 United States
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Common Stock	FJET	NYSE American LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (Section 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (Section 240.12b-2 of this chapter).

Emerging growth company ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

SECTION 7 - REGULATION FD

Item 7.01 Regulation FD Disclosure.

On April 9, 2026, Richard "Rick" Svetkoff filed a complaint in the 18th Judicial Circuit in and for Brevard County, Florida (Case No. 26TC-245660994), against Starfighters Space, Inc. (the "Company"), Timothy Franta (the Company's current CEO and a board member), board members Sean Bromley, Brian Goldmeier and Geoffrey "Hak" Hickman, and Flagship Bank as trustee for funds held in the name of the Company's wholly-owned subsidiary, Starfighters International, Inc. ("SFII").  Mr. Svetkoff previously served as the Company's CEO, President and Executive Chairman, and as a Director, until his voluntary resignation from these positions on February 19, 2026.  Following his resignation, the Company removed Mr. Svetkoff as an officer and director of SFII, a corporation formed under the laws of the State of Florida, and Starfighters International, Inc., a corporation formed under the laws of Texas, on March 9, 2026, and caused Articles of Amendment to be filed for SFII with the Florida Secretary of State office on March 27, 2026. In addition, the Company removed Mr. Svetkoff as an officer and director of Starfighters, Inc. ("SI"), a corporation formed under the laws of the State of Florida, on April 2, 2026, and caused Articles of Amendment to be filed for SI with the Florida Secretary of State office on April 3, 2026.

Mr. Svetkoff's complaint asserts three counts: (i) a claim for breach of fiduciary duty against the director defendants alleging, among other things, self-dealing, mismanagement of assets, and failure to act in good faith and seeking damages alleged to exceed $26,000,000, as well as equitable relief, including removal of certain directors; (ii) a claim under the Florida Deceptive and Unfair Trade Practices Act, alleging that the Company and Mr. Franta improperly used certain corporate entities and related assets to divert business and to trade on plaintiff's goodwill, and injunctive relief, damages, to be determined at trial, attorneys' fees and transfer of the domain name starfighters.net; and (iii) a claim for injunctive relief relating to alleged changes to corporate records and control over certain assets, including funds held at Flagship Bank.

The Company denies all of the allegations of the complaint and intends to vigorously defend itself. The Company's internal investigation identified alleged misconduct by Mr. Svetkoff both prior to and following his resignation on February 19, 2026. Mr. Svetkoff opened an offshore bank account in the Company's name at Hamilton Reserve Bank of St. Kitts and Nevis and transferred approximately $1.0 million of SFII's funds into that account without authorization, though the funds were subsequently returned and such account was closed. The Company also identified several issues related to banking transactions in SFII's accounts at Flagship Bank, including, but not limited to, unauthorized withdrawals and transfers of funds in the aggregate amount of $1,895,869.04 to Mr. Svetkoff and RLB Aviation, Inc., a corporation owned by Mr. Svetkoff's wife, Brenda Svetkoff, without approval of the Company's Board of Directors or audit committee.

Based on the foregoing, the Company is preparing to file a response and is evaluating potential counterclaims against Mr. Svetkoff and related parties, which may include claims for conversion, misappropriation of corporate assets, and breach of fiduciary duty. The Company is also evaluating whether to refer certain matters to governmental authorities. The Company reserves all rights and defenses in connection with this matter, cannot predict the outcome of this matter, and an adverse result could have a material adverse effect on the Company business, financial condition, or results of operations.

SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit	Description

104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STARFIGHTERS SPACE, INC.

DATE: April 13, 2026	By:	/s/ David Whitney
David Whitney
Chief Financial Officer

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